Exhibit 23



Consent of Independent Certified Public Accountants


The Board of Directors of
Arrow Financial Corporation:

We consent to incorporation by reference in the following registration statements:

File No. 2-98735 on Form S-8,
File No. 33-48225 on Form S-8,
File No. 33-66192 on Form S-8, and
File No. 333-62719 on Form S-8

of Arrow Financial Corporation of our report dated January
22, 1999, relating to the consolidated balance sheets of Arrow
Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Arrow Financial Corporation.


                                   /s/ KPMG LLP

Albany, New York
March 17, 1999